Exhibit 99.1

Innovex Transfers Listing to the Nasdaq Capital Market

PLYMOUTH, Minn.--(BUSINESS WIRE)--Innovex (Nasdaq: INVX) (the “Company”) announced that on March 25, 2008, the Company received approval from The Nasdaq Stock Market, Inc. for the transfer of the listing of its common stock from The Nasdaq Global Market to The Nasdaq Capital Market. The Company’s common stock will be transferred to The Nasdaq Capital Market as of the open of business on March 27, 2008. Listing on The Nasdaq Capital Market does not affect the Company’s ticker symbol, which will remain “INVX.”

As previously reported, the Company received a Staff Deficiency Letter from The Nasdaq Stock Market on February 11, 2008 which stated that the Company’s stockholders’ equity at December 29, 2007 was less than the $10 million minimum in stockholders’ equity required for continued listing on The Nasdaq Global Market under Marketplace Rule 4450(a)(3). The notice stated that the Company could, among other things, apply to transfer its common stock to The Nasdaq Capital Market if the Company satisfied the requirements for inclusion on The Nasdaq Capital Market. On March 13, 2008, the Board of Directors authorized management to transfer listing of the Company’s common stock to the Nasdaq Capital Market.

About Innovex, Inc.

Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex’s products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex’s products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the matters discussed in this press release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results, continued cash availability under Company credit facilities and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

CONTACT:
Innovex, Inc.
Douglas W. Keller, 763-383-4025
VP - Finance
Facsimile: 763-383-4090
Internet: http://www.innovexinc.com